EXHIBIT 23.1

           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

 The Board of Directors
 American HealthChoice, Inc.

      We  consent  to  incorporation  by  reference  into  the   registration
 statement on Form S-8 of American HealthChoice, Inc. pertaining to the issuance of 5,000,000 shares of common stock under the 2005 Stock Option Plan, of our report dated December 3, 2004, relating to the consolidated balance sheet of American HealthChoice, Inc. and Subsidiaries as of September 30, 2004 and the related statements of operations, changes in stockholders' equity, and cash flows for each of the two years ended September 30, 2004, which report appears in the Form 10-KSB of the Company dated September 30, 2004, as filed January 13, 2005.


 /s/ LANE GORMAN TRUBITT, L.L.P.

 Dallas, Texas

 February 16, 2005